Exhibit 99.9
CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by NitroMed, Inc. (“NitroMed”), and the Joint Proxy Statement/Prospectus contained therein, as a person who will serve as a director of NitroMed following completion of the merger of Newport Acquisition Corp. with and into Archemix Corp.

December 18, 2008	/s/ John Maraganore, Ph.D.
John Maraganore, Ph.D.